Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

C&J ENERGY SERVICES, INC.

C&J Energy Services, Inc. (the “Corporation”), a corporation organized and existing under the laws and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is C&J Energy Services, Inc.

2. The original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on December 19, 2016.

3. On July 20, 2016, C&J Energy Services Ltd. and certain of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) under the caption In re CJ Holding Co., et al. As part of the transactions undertaken pursuant to the Second Amended Joint Chapter 11 Plan of Reorganization of CJ Holding Co., et al., pursuant to Chapter 11 of Title 11 of the United States Bankruptcy Code, as confirmed on December 16, 2016 by order of the Bankruptcy Court (the “Plan of Reorganization”), C&J Energy Services Ltd.’s equity was cancelled and C&J Energy Services Ltd. transferred all of its assets and operations to the Corporation.

4. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, as heretofore amended and restated, and has been duly adopted in accordance with Sections 242, 245 and 303 of the DGCL, pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Plan of Reorganization. Provision for amending and restating the Corporation’s Certificate of Incorporation is contained in the order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation.

5. The text of the Corporation’s Certificate of Incorporation, as amended and restated, is amended and restated in its entirety as follows:

ARTICLE 1

NAME

The name of the corporation is C&J Energy Services, Inc. (the “Corporation”).

ARTICLE 2

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle. The name of its registered agent at such address is the Corporation Service Company.

ARTICLE 3

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

ARTICLE 4

CAPITAL STOCK

(A)    Authorized Shares.

(1)    Classes of Stock. The total number of shares of stock that the Corporation shall have authority to issue is 1,100,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 100,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth below in, this Article 4.

(2)    Preferred Stock. The Board of Directors is hereby empowered, without any action or vote by the Corporation’s stockholders (except as may otherwise be provided by the terms of any class or series of Preferred Stock then outstanding), to authorize by resolution or resolutions from time to time the issuance of one or more classes or series of Preferred Stock and to fix the designations, powers, preferences and relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to each such class or series of Preferred Stock and the number of shares constituting each such class or series, and to increase or decrease the number of shares of any such class or series to the extent permitted by Delaware Law.

(B)    Voting Rights.

(1)    Each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) that relates solely to the terms of one or more outstanding classes or series of Preferred Stock if the holders of such affected class or series are entitled, either separately or together with the holders of one or more other such classes or series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any class or series of Preferred Stock) or pursuant to Delaware Law.

(2)    The Corporation shall not issue nonvoting equity securities; provided, however, the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), (ii) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.

ARTICLE 5

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation (the “Bylaws”), subject to the consent rights granted to the holders of any one or more series of Preferred Stock then outstanding or the rights granted pursuant to the Stockholders Agreement, expected to be dated on or about January 6, 2017 by and among the Company and certain holders (the “SHA Stockholders”) of the Common Stock (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”).

The stockholders may adopt, amend or repeal the Bylaws only with the affirmative vote of the holders of not less than 66 2/3% of the voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

ARTICLE 6

BOARD OF DIRECTORS

(A)    Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, subject to the consent rights granted to the SHA Stockholders pursuant to the Stockholders Agreement.

(B)    Number of Directors. Subject to the terms of the Stockholders Agreement, the number of directors that shall constitute the whole Board of Directors shall be fixed from time to time by one or more resolutions adopted from time to time by the affirmative vote of a majority of the Board of Directors.

(C)    Election of Directors.

(1)    The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be practicable, of one-third of the total number of directors constituting the entire Board of Directors. Subject to the terms of the Stockholders Agreement, each director shall serve for a term ending on the date of the third annual meeting of stockholders next following the annual meeting at which such director was elected; provided that directors initially designated as Class I directors shall serve for a term ending on the date of the first annual meeting following January 6, 2017 (the “Emergence Date”), directors initially designated as Class II directors shall serve for a term ending on the date of the second annual meeting following the Emergence Date, and directors initially designated as Class III directors shall serve for a term ending on the third annual meeting following the Emergence Date. Notwithstanding the foregoing, each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. In the event of any change in the number of directors, the Board of Directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

(2)    There shall be no cumulative voting in the election of directors. Election of directors need not be by written ballot unless the Bylaws so provide.

(D)    Vacancies. Subject to the rights granted to any holders of Preferred Stock then outstanding or the SHA Stockholders pursuant to the Stockholders Agreement, vacancies on the Board of Directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors shall, except as otherwise required by law, be filled solely by a majority of the directors then in office (although less than a quorum) or by the sole remaining director, and each director so elected shall hold office for a term that shall coincide with the term of the Class to which such director shall have been elected.

(E)    Removal. Subject to the terms of the Stockholders Agreement, no director may be removed from office by the stockholders except for cause with the affirmative vote of the holders of not less than a majority of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

(F)     Preferred Stock Directors. Notwithstanding anything else contained herein but subject to the terms of the Stockholders Agreement, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of such class or series of Preferred Stock adopted by resolution or resolutions adopted by the Board of Directors pursuant to Article 4(A) hereto, and such directors so elected shall not be subject to the provisions of this Article 6 unless otherwise provided therein.

(G)    Disqualification. A director who, at the time of taking office as a director, is an employee of the Corporation or any subsidiary of the Corporation (an “Employee Director”) shall cease to be qualified to serve as a director, and shall tender his or her resignation as director, if such person ceases to be an employee of the Corporation or any one of its subsidiaries, with the disqualification of such director and the effectiveness of such resignation to take place upon the earliest of (a) such director’s cessation of employment, (b) delivery by such Employee Director to the Corporation, or such subsidiary or subsidiaries, as the case may be, of a notice of resignation of employment or (c) delivery by the Corporation or one of its subsidiaries, as the case may be, to such Employee Director of a notice of termination of employment. Notwithstanding the foregoing and subject to the Stockholders Agreement, a majority of the Board of Directors may choose to waive the foregoing disqualification and resignation provisions with respect to any Employee Director and have such Employee Director remain on the Board of Directors; provided, however, that if the Board of Directors exercises such waiver with respect to the Chief Executive Officer, there must exist a vacancy on the Board of Directors or the Board of Directors must also have the authority to increase the number of directors serving on the Board of Directors by one.

ARTICLE 7

MEETINGS OF STOCKHOLDERS

(A)     Annual Meetings. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting shall be held at such place, on such date, and at such time as the Board of Directors shall determine.

(B)    Special Meetings. Special meetings of the stockholders may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Board of Directors. Notwithstanding the foregoing, whenever holders of one or more classes or series of Preferred Stock shall have the right, voting separately as a class or series, to elect directors, such holders may call, pursuant to the terms of such class or series of Preferred Stock adopted by resolution or resolutions of the Board of Directors pursuant to Article 4(A) hereto, special meetings of holders of such Preferred Stock.

(C)    Action by Written Consent. At any time before the Stockholders Agreement has been terminated in accordance with its terms, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. At any time from and after the termination of the Stockholders Agreement in accordance with its terms, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.

ARTICLE 8

EXCULPATION

The Corporation hereby eliminates, to the fullest extent permitted by law (as contemplated by Section 102(b)(7) of Delaware Law, the personal liability of any person who serves as a director of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article 8 shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of Delaware Law; or (iv) for any transaction from which the director derived an improper personal benefit; provided further, however, that if in the future Delaware Law is amended or modified (including, but not limited to, Section 102(a)(7)) to permit the elimination of the personal liability of a director of the Corporation to a greater extent than contemplated above, then the provisions of this Article 8 shall be deemed to be automatically amended to provide for the elimination of the personal liability of the directors of the Corporation to such greater extent. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 9

INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by Section 145 of Delaware Law, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which a person indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The right to indemnification conferred in this Article 9 shall be a contract right.

ARTICLE 10

BUSINESS COMBINATIONS

(A)    The Corporation hereby expressly elects not to be governed by Section 203 of Delaware Law.

(B)    Notwithstanding the foregoing, the Corporation shall not engage in any business combination (as defined below) with any interested stockholder (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1)    prior to such time, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

(2)    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock (as defined below) of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)    at or subsequent to such time, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Corporation that is not owned by the interested stockholder.

(C)    For purposes of this Article 10, references to:

(1)    “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)    “associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)    “business combination,” when used in reference to the Corporation and any interested stockholder of the Corporation, means:

(i)	any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation (a) with the interested stockholder, or (b) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation clause (B) of this Article 10 is not applicable to the surviving entity;

(ii)	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Corporation;

(iii)	any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any stock of the Corporation or of such subsidiary to the interested stockholder, except: (a) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such; (b) pursuant to a merger under Section 251(g) of Delaware Law; (c) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Corporation subsequent to the time the interested stockholder became such; (d) pursuant to an exchange offer by the Corporation to purchase stock made on the same terms to all holders of said stock; or (e) any issuance or transfer of stock by the Corporation; provided, however, that in no case under items (c) through (e) of this subsection (iii) shall there be an increase in the interested stockholder’s proportionate share of the stock of any class or series of the Corporation or of the voting stock of the Corporation (except as a result of immaterial changes due to fractional share adjustments);

(iv)	any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

(v)	any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subsections (i) through (iv) above) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)    “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this Section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)    “interested stockholder” means any person (other than the Corporation or any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting stock of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting stock of the Corporation at any time within the three year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that “interested stockholder” shall not include (a) Ascribe Capital LLC, any fund or account managed by BlueMountain Capital Management, LLC, GSO Capital Solutions Fund II (Luxembourg) S.a.r.l., GSO Capital Partners LP, Solus Opportunities Fund 5 LP, Solus Opportunities Fund 3 LP, Ultra Master Ltd, SOLA LTD, Solus Alternative Asset Management LP, any SHA Stockholder or any of their respective affiliates, related funds or successors or any “group”, or any member of any such group, to which any of such persons are a party under Rule 13d-5 of the Securities Exchange Act of 1934, as amended, or (b) any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of any action taken solely by the Corporation; provided, further, that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the Corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the Corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of the definition of “owner” below but shall not include any other unissued stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)    “owner,” including the terms “own” and “owned,” when used with respect to any stock, means a person that individually or with or through any of its affiliates or associates:

(i)	beneficially owns such stock, directly or indirectly; or

(ii)	has (a) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered stock is accepted for purchase or exchange; or (b) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person’s right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii)	has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (b) of subsection (ii) above), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

(7)    “person” means an individual, corporation, partnership, unincorporated association or other entity.

(8)    “related fund” means, with respect to a person, any fund, account or investment vehicle that is controlled, managed, advised or sub-advised by (a) such person, (b) an affiliate of such person or (c) the same investment manager, advisor or subadvisor as such person or an affiliate of such investment manager, advisor or subadvisor.

(9)    “stock” means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.

(10)    “voting stock” means stock of any class or series entitled to vote generally in the election of directors.

(D)    The restrictions contained in this Article 10 shall not apply if the Corporation, by the affirmative vote or written consent of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class, adopts an amendment to this Certificate of Incorporation expressly electing not to be governed by this Article 10 or otherwise repeals this Article 10; provided, that any such amendment shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between the Corporation and any person who became an interested stockholder of the Corporation on or prior to such adoption.

ARTICLE 11

CORPORATE OPPORTUNITIES

(A)    In anticipation that the Corporation and certain of its non-employee directors (the “Non-Employee Directors”) may engage in, and are permitted to have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in, the same or similar activities or lines of business, and in recognition of (a) the benefits to be derived by the Corporation through the continued service of such Non-Employee Directors and (b) the difficulties attendant to any Non-Employee Director, who desires and endeavors fully to satisfy such Non-Employee Director’s fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article 11 are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve such Non-Employee Directors, and the powers, rights, duties and liabilities of the Corporation and its Non-Employee Directors, other directors and officers, and stockholders in connection therewith.

(B)    The Corporation’s Non-Employee Directors shall not have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or its affiliates or otherwise competing with the Corporation or its affiliates, and, to the fullest extent permitted by applicable law, Non-Employee Directors of the Corporation shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of any such activities. Subject to clause (C) of this Article 11, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be corporate opportunity for a Non-Employee Director to the fullest extent permitted by applicable law. Subject to clause (C) of this Article 11, if a Non-Employee Director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for the Corporation, such Non-Employee Director shall have no duty to communicate or offer such corporate opportunity to the Corporation and shall not be liable to the Corporation or its stockholders for breach of any fiduciary duty by reason of the fact that such corporate opportunity is not communicated or offered to the Corporation.

(C)     The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered solely to such Non-Employee Director in his or her capacity as a director of the Corporation, and clause (B) of this Article 11 shall not apply to any such corporate opportunity.

(D)    In addition to and notwithstanding the foregoing provisions of this Article 11, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity (i) that the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) that from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) in which the Corporation has no interest or reasonable expectancy.

(E)    None of the alteration, amendment, change and repeal of any provision of this Article 11 nor the adoption of any provision of this Certificate of Incorporation inconsistent with any provision of this Article 11 shall eliminate or reduce the effect of this Article 11 in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article 11, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

(F)     Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article 11.

ARTICLE 12

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of Delaware Law or this Certificate of Incorporation or the Bylaws (in each case, as they may be amended from time to time) or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. To the furthest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article 12.

ARTICLE 13

AMENDMENTS

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the Delaware Law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation and the terms of the Stockholders Agreement. Notwithstanding the foregoing, the provisions set forth in Articles 4(B), 5, 6, 7, 10 and this Article 13 may not be repealed or amended in any respect, and no other provision may be adopted, amended or repealed which would have the effect of modifying or permitting the circumvention of the provisions set forth in any of Articles 4(B), 5, 6, 7, 10 or this Article 13, unless such action is approved pursuant to the Stockholders Agreement and by the affirmative vote of the holders of not less than 66 2/3% of the total voting power of all outstanding securities of the Corporation generally entitled to vote in the election of directors, voting together as a single class.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this 6th day of January 2017.

/s/ Danielle Hunter
Name:	Danielle Hunter
Title:	Executive Vice President, General Counsel, and Chief Risk and Compliance Officer

[Signature Page to Amended and Restated Certificate of Incorporation]